                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       JOHN Q. HAMMONS HOTELS, INC.
                       ----------------------------
                (Name of Registrant as Specified In Its Charter)
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction applies:
          __________________________________________________________________
     2)   Aggregate number of securities to which transaction applies:
          __________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          __________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:
          __________________________________________________________________
     5)   Total fee paid:
          __________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          ________________________
     2)   Form, Schedule or Registration Statement No.:
          ________________________
     3)   Filing Party:
          ________________________
     4)   Date Filed:
          ________________________

                          JOHN Q. HAMMONS HOTELS, INC.
                          300 John Q. Hammons Parkway
                          Springfield, Missouri 65806
                                 (417) 864-4300




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 2, 2000


To the Shareholders of
John Q. Hammons Hotels, Inc.

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of John Q. Hammons Hotels, Inc. (the "Company") will be held on Tuesday, May 2, 2000, at 9:00 a.m., local time, at University Plaza Convention Center, 730 E. St. Louis Street, Springfield, Missouri for the following purposes:

     1.   Election of Directors.  To elect three directors, each for a three-
          ---------------------
year term (Proposal One);

     2.   Ratification of Appointment of Auditors.  To ratify the appointment by
          ---------------------------------------
the Board of Directors of the firm of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 29, 2000 (Proposal
Two); and

     3.   Other Business.  To transact such other business as may properly come
          --------------
before the meeting or any adjournments thereof.

     The Board of Directors of the Company has fixed the close of business on March 23, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

                              Sincerely,



                              John Q. Hammons
                              Chairman of the Board

Springfield, Missouri
March 31, 2000

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                          JOHN Q. HAMMONS HOTELS, INC.
                          300 John Q. Hammons Parkway
                          Springfield, Missouri 65806
                                 (417) 864-4300


                                PROXY STATEMENT

                                      for

          ANNUAL MEETING OF JOHN Q. HAMMONS HOTELS, INC. SHAREHOLDERS

                           TO BE HELD ON MAY 2, 2000


                                  INTRODUCTION

     As used herein, the term "Company" means (i) John Q. Hammons Hotels, Inc., a Delaware corporation, (ii) John Q. Hammons Hotels, L.P., a Delaware limited partnership of which John Q. Hammons Hotels, Inc. is the sole general partner, and (iii) Hammons, Inc., a Missouri corporation, as predecessor general partner, collectively, or, as the context may require, John Q. Hammons Hotels, Inc. only. As used herein, the term "Partnership" means John Q. Hammons Hotels, L.P., a Delaware limited partnership.

General

     We are sending this Proxy Statement to the shareholders of the Company as part of the solicitation of proxies by the board of directors from holders of the outstanding shares of the Company's class A common stock, par value $.01 per share, and class B common stock, par value $.01 per share, for use at the Annual Meeting of Shareholders of the Company to be held at University Plaza Convention Center, 730 E. St. Louis Street, Springfield, Missouri at 9:00 a.m. local time on May 2, 2000 and at any adjournments or postponements thereof. At the Annual Meeting, you will be asked to elect three (3) members of the Board of Directors (Proposal One), to ratify the appointment by the Board of Directors of the firm of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 29, 2000 (Proposal Two) and to transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders on or about March 31, 2000.

Solicitation, Voting and Revocability of Proxies

     The Board of Directors has fixed the close of business on March 23, 2000 as the record date for the determination of the Company's shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each share of Class A Common Stock entitling its owner to one vote and each share of Class B Common Stock entitling its owner to 50 votes on all matters properly presented at the Annual Meeting. On the record date, there were approximately 302 holders of record of the 5,187,620 shares of Class A Common Stock then outstanding. Based on the number of annual reports requested by brokers, the Company estimates that it has approximately 1,711 beneficial owners of its Class A Common Stock. There was one holder of record of the 294,100 shares of Class B Common Stock then outstanding. The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting for the election of directors and other matters. Shareholders' votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining a quorum at the Annual Meeting, but will not be counted as votes cast on or against any matter presented at the Annual Meeting.

     If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the three (3) nominees for election to the Board of Directors and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 29, 2000. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

     The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date, to Debra Mallonee Shantz, General Counsel, John Q. Hammons Hotels, Inc., 300 John Q. Hammons Parkway, Suite 900, Springfield, Missouri 65806, or by appearing at the Annual Meeting and voting in person.

     The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and employees of the Company. The Company also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

     A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 1999 accompanies this Proxy Statement. The Company is required to file an Annual Report for its fiscal year ended December 31, 1999 on Form 10-K with the Securities and Exchange Commission (the "SEC"). You may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Investor Relations, John Q. Hammons Hotels, Inc., 300 John Q. Hammons Parkway, Suite 900, Springfield, Missouri 65806.

     A list of shareholders of record entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the meeting at the Company's office at 300 John Q. Hammons Parkway, Springfield, Missouri 65806.


                             ELECTION OF DIRECTORS

                                 (Proposal One)

     At the Annual Meeting, three directors will be elected, each for a three-
year term.   Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

     Under the Company's Bylaws, the Board of Directors currently is comprised of nine persons divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified.
There is no cumulative voting for election of directors. The three nominees receiving the greatest number of votes cast for the election of directors at the Annual Meeting will become directors at the conclusion of the tabulation of votes.

Information as to Nominees and Continuing Directors

     The following table sets forth the names of the Board of Directors' nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each person's age, principal occupation or employment during the past five years, the periods during which they have served as a director of the Company and positions currently held with the Company.

                                                       Director        Expiration
                                            Age         Since           of Term             Position(s) Held with Company
                                          --------  -------------  -----------------        -----------------------------

Nominees for 3-year term
Daniel L. Earley                             57           1994            2003              Director
John Q. Hammons                              81           1989            2003              Director, Chairman and Chief Executive
                                                                                            Officer
James F. Moore                               57           1995            2003              Director

Continuing Directors

John E. Lopez-Ona                            42           1996            2001              Director
Kenneth J. Weber                             54           1998            2001              Director, Executive Vice President and
                                                                                            Chief Financial Officer
Donald H. Dempsey                            55           1999            2001              Director
Jacqueline A. Dowdy                          56           1989            2002              Director and Secretary
William J. Hart                              59           1993            2002              Director
David C. Sullivan                            60           1999            2002              Director

     Donald H. Dempsey became a director of the Company in August 1999. Mr. Dempsey currently serves as Executive Vice President and Chief Financial Officer of Equity Inns, Inc., where he also serves on its board of directors. Equity Inns, Inc. is a large lodging real estate investment trust headquartered in Germantown, Tennessee, which owns 100 hotels in 36 states. Mr. Dempsey has more than 30 years experience in corporate and financial management within the hotel industry. Prior to joining Equity Inns in July 1998, Mr. Dempsey served as Executive Vice President and Chief Financial Officer of Choice Hotel Corporation, a publicly traded hotel franchiser, manager and owner of hotels whose brands include Hampton Inn, Homewood Suites and Embassy Suites. Mr. Dempsey was named Senior Vice President and Chief Financial Officer in 1995 of The Promus Companies Incorporated ("PCI"); from 1993 to 1995, he served as Senior Vice President of Finance and Administration of the Hotel Division. From 1983 to 1993, he was Vice President of Franchising and Development for the Hampton Inn Division of PCI. Mr. Dempsey also held various corporate and financial management and administrative positions with Holiday Inns from 1969 to 1983.

     Jacqueline A. Dowdy has been the Secretary and director of the Company since 1989. She has been active in Mr. Hammons' hotel operations since 1981. She is an officer and director of several affiliates of the Company.

     Daniel L. Earley has been a director of the Company since February 1994. Since 1985, Mr. Earley has been President, Chief Executive Officer and a director of Clermont Savings Bank, FSB, a community bank located in Milford, Ohio, which is owned by Mr. Hammons.

     John Q. Hammons is the Chairman, Chief Executive Officer, a director and the founder of the Company. Mr. Hammons has been actively engaged in the acquisition, development and management of hotel properties since 1959. From 1959 through 1969, Mr. Hammons and a business partner developed 34 Holiday Inn franchises, 23 of which were sold in 1969 to Holiday Inns, Inc. Since 1969, Mr. Hammons has developed 85 hotels on a nationwide basis, primarily under the Holiday Inn and Embassy Suites tradenames. Mr. Hammons is the controlling shareholder of the Company. See "Security Ownership of Management."

     William J. Hart has been a director of the Company since December 1993. He is a member of the law firm of Husch & Eppenberger, LLC, formerly Farrington & Curtis, P.C., a position he has held since 1970. Mr. Hart's firm performs legal services on a regular basis for the Company and personally for Mr. Hammons. Mr. Hart has also been a director since 1981 of Johnson Industries, Inc., a commercial textiles company listed on the New York Stock Exchange.

     John E. Lopez-Ona became a director of the Company in May 1996. He was a managing director of Kidder Peabody & Company, Inc., an investment banking firm, from March 1990 through March 1995. Since June 1995, Mr. Lopez-Ona has been the President of Anvil Capital, Inc., a firm owned by him which specializes in principal investment.

     James F. Moore became a director of the Company in May 1995. Since 1987, Mr. Moore has been Chairman, Chief Executive Officer and a director of Champion Products, Incorporated, a privately owned manufacturing company serving the telecommunications industry located in Strafford, Missouri. Prior to 1987, Mr. Moore had served as President of the Manufacturing Division of Service Corporation International, a company listed on the New York Stock Exchange.

     David C. Sullivan became a director of the Company in May 1999. Mr. Sullivan has been Chairman, Chief Executive Officer and a director of ResortQuest International, a company listed on the New York Stock Exchange that provides vacation rental and property management services, since May 1998. From April 1995 to December 1997, Mr. Sullivan was Executive Vice President and Chief Operating Officer of Promus Hotel Corporation, a publicly traded hotel franchiser, manager and owner of hotels whose brands include Hampton Inn, Homewood Suites and Embassy Suites. From 1993 to 1995, Mr. Sullivan was the Executive Vice President and Chief Operation Officer of the Hotel Division of The Promus Companies Incorporated ("PCI"). He was the Senior Vice President of Development and Operations of the Hampton Inn/Homewood Suites Division of PCI from 1991 to 1993. From 1990 to 1991, Mr. Sullivan was the Vice President of Development of the Hampton Inn Hotel Division of PCI.

     Kenneth J. Weber has been the Chief Financial Officer of the Company, since April 1998 and became a director of the Company in May 1998. Prior to joining the Company, Mr. Weber was the Executive Vice President and Chief Financial Officer of Chartwell Leisure, a New York based hotel company. From 1992 to 1996, Mr. Weber was the Senior Vice President and Chief Financial Officer of Omni Hotels, based in Hampton, New Hampshire. From 1986 to 1992, Mr. Weber worked with Red Lion Hotels, based in Vancouver, Washington, holding the positions of Senior Vice President, Chief Accounting Officer and Corporate Controller. Mr. Weber began his career in the hotel industry with the Marriott Corporation, holding positions in several of Marriott's divisions, including President and Chief Executive Officer of Farrell's Ice Cream Parlour Restaurants from 1983 to 1986.

     The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees as directors.

Corporate Governance and Other Matters

     Selection of Nominees and Nominations by Shareholders. The Board of Directors of the Company acts as a nominating committee for selecting nominees for election as directors. The Company's Bylaws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors if such nominations are made pursuant to timely notice in writing to the Secretary of the Company. To be timely such notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 120 days nor more than 180 days prior to the date of the meeting, provided that at least 130 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders. If less than 130 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received by the Company not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. A shareholder's notice of nomination must also set forth certain information specified in Section 3.5 of the Company's Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. The Company has not received any nominations for directors from shareholders.

     Board of Directors Committees. The Board of Directors appointed a standing Audit Committee in February 1995. The Audit Committee is composed of Messrs. Moore, Dempsey and Lopez-Ona. During the fiscal year ended December 31, 1999, they met three times. The Audit Committee reviews the scope and results of the independent annual audit. The Audit Committee also reviews the scope and results of audits performed by the Company's internal auditor.

     The Compensation Committee of the Board of Directors reviews employee compensation and makes recommendations to the Board regarding changes in compensation and also administers the Company's stock option plan and makes grants of options thereunder. During the fiscal year ended December 31, 1999, the Compensation Committee held one meeting. The members of the Compensation Committee are Messrs. Hart, Moore, and Sullivan.

     Board Meetings. During the fiscal year ended December 31, 1999, the Company's Board of Directors held five meetings.

     Meeting Attendance. During the fiscal year ended December 31, 1999, all current directors attended at least 75% of all meetings of the Board of Directors and of the committees of the Board on which they served, except John
E. Lopez-Ona, who attended three of the five Board meetings, and all of the three Audit Committee meetings, Donald H. Dempsey, who attended three of the three Board meetings and the one Audit Committee meeting held after he joined the Board in August of 1999, and David C. Sullivan, who attended four of the four Board meetings held after he joined the Board in May 1999. Mr. Sullivan did not attend the one Compensation Committee meeting, which was held before he became a director.

     Compensation of Directors. Each non-employee director was entitled to receive the following payments for service on the Board during the fiscal year ended December 31, 1999: (1) $1,000 for each regular Board meeting attended and
(2) $500 for each regular committee meeting attended ($750 per meeting for the committee chair). In addition, each non-employee director was entitled to receive on the day following the 1999 annual shareholder meeting: (1) a cash payment of $10,000, (2) 2,580 shares of the Company's Class A Common Stock with a fair market value equal to $10,000 on the date of payment, and (3) an option to purchase 10,000 shares of the Company's Class A Common Stock. The stock and options were issued pursuant to the 1999 Non-Employee Director Stock and Stock Option Plan. Employee directors are not compensated for their services as directors or committee members.

                             EXECUTIVE COMPENSATION

Cash Compensation

     The following table sets forth the salary compensation, cash bonus and certain other forms of compensation paid by the Company and its subsidiaries for services rendered in all capacities during the 1999, 1998 and 1997 fiscal years to the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company other than the Chief Executive Officer serving at the end of the 1999 fiscal year (the "Named Executive Officers").

                           Summary Compensation Table

                                                                                             Long Term Compensation
                                              Annual Compensation                                    Awards
                                             ---------------------                      ---------------------------------
                                                                       All Other
Name and Principal Positions    Fiscal Year  Salary ($)  Bonus ($)  Compensation ($)    Securities Underlying Options (#)
----------------------------    -----------  ----------  ---------  ----------------    ---------------------------------
John Q. Hammons                     1999       250,000     90,000          --                            --
Chairman of the Board and           1998       200,000     50,000          --                       200,000(b)
Chief Executive Officer             1997       150,000         --          --                            --

Kenneth J. Weber (a)                1999       260,000     72,000       1,300(c)                         --
Executive Vice President            1998       169,840     57,500          --                       100,000(b)
and Chief Financial                 1997            --         --          --                            --
Officer

Lonnie A. Funk                      1999       145,000     50,000       1,675(c)                         --
Senior Vice President,              1998       125,000     22,500       1,449(c)                     40,000(b)
Operations                          1997       112,500     20,000       1,453(c)                         --

Debra M. Shantz                     1999       140,000     50,000       2,709(c)                         --
Corporate Counsel                   1998       135,000     47,500       1,544(c)                     70,000(b)
                                    1997        97,500     40,000       1,139(c)                         --

Steven E. Minton                    1999       135,000     50,000       1,787(c)                         --
Senior Vice President,              1998       130,000     45,000       1,563(c)                     40,000(b)
Architecture                        1997       118,000     40,000       1,275(c)                         --

_________________
(a)  Mr. Weber joined the Company in April of 1998.
(b)  Comprised of options with an exercise price of $7.375 per share.
(c)  Matching contributions to Company's 401(k) Plan.

Option Holdings                       Fiscal Year-End Option Values
                                          Number of Unexercised                                 Value of Unexercised
                                                 Options                                        In-the-Money Options
Name                              Exercisable            Unexercisable                  Exercisable           Unexercisable
----                              -----------            -------------                  -----------           -------------
John Q. Hammons                     50,000                  150,000                         --                       --
Kenneth J. Weber                    25,000                   75,000                         --                       --
Lonnie A. Funk                      10,000                   30,000                         --                       --
Debra M. Shantz                     17,500                   52,500                         --                       --
Steven A. Minton                    10,000                   30,000                         --                       --

     The $7.375 exercise price per share of the stock options granted on June 5, 1998 (which comprise all of the options held by the Named Executive Officers) is greater than the $3.875 closing price of the Company's Class A Common Stock as reported on the New York Stock Exchange on December 31, 1999, thus no options are "In the Money." The remaining options vest in three equal annual installments on June 5, 2000, 2001 and 2002.


401(k) Plan

     Effective January 1, 1996, the Company adopted a contributory retirement plan (the "401(k) Plan") for its employees age 21 and over with at least one year of service to the Company. The 401(k) Plan is designed to provide tax-deferred income to the Company's employees in accordance with the provisions of
Section 401(k) of the Internal Revenue Code of 1986. The 401(k) Plan provides that the Company will make a matching contribution to each participant's account equal to 50% of such participant's eligible contributions up to a maximum of 3% of such participant's annual compensation.


Employment Agreements

     The Company entered into an employment agreement with Kenneth J. Weber, effective April 27, 1998. Under that agreement, Mr. Weber's annual base salary is $260,000, plus a discretionary bonus of up to 35% of his base salary, with such annual increases in compensation as may be determined by the Compensation Committee of the Company. The agreement contains significant non-competition provisions extending for a period of one year following termination of the agreement. The initial term of the agreement is for three years.

     The Company entered into an employment agreement with Debra M. Shantz, dated as of May 1, 1995 as amended on October 31, 1997. Under the agreement, Ms. Shantz's annual base salary is $135,000, plus a discretionary bonus, with such annual increases in compensation as may be determined by the Compensation
Committee of the Company.   The agreement currently is scheduled to terminate on
October 31, 2000.

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission ("SEC"), including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and Comparative Company Performance Graph shall not be incorporated by reference into any such filings.

Report of the Compensation Committee

     The Company's executive compensation program provides competitive levels of compensation designed to integrate pay with the Company's annual and long term performance goals. Underlying this objective are the following concepts: supporting an individual pay-for-performance policy that differentiates compensation levels based on corporate and individual performance; motivating key senior officers to achieve strategic business objectives and rewarding them for that achievement; providing compensation opportunities which are competitive to those offered in the marketplace, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long term success; and aligning the interest of executives with the long term interest of the Company's shareholders.

     In the interest of balancing all key shareholder interests, the Compensation Committee believes that the compensation of the Chief Executive Officer and Chief Financial Officer of the Company, along with the compensation of other officers, should be comprised of a combination of base pay, short-term annual incentive bonus and long-term stock options. While these elements are balanced in total in comparison to other comparable organizations, the Compensation Committee believes that potential compensation in the form of performance-related variable compensation should be emphasized. Variable compensation will be both short-term and long-term based. The resulting total package has been designed to reward officers for the creation of long-term shareholder value in excess of other comparable organizations.

     Base Salary. In determining the appropriate amount of fixed base pay for officers, the Compensation Committee compared the officers' base salaries with those paid to other executives in the hotel industry.

     Incentive Bonus. The bonus component paid to officers is structured to generally pay bonuses upon fulfillment of predetermined corporate and individual goals. Full bonus payouts to officers will be made only if the Company's performance goals are exceeded. There are also certain discretionary bonuses paid when deemed appropriate by the Compensation Committee.

     Stock Options. To encourage growth and shareholder value, stock options are granted under the Company's option plan to officers and other key employees who are in a position to make substantial contributions to the long-term success of the Company. The Compensation Committee believes that the grant of options focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

     Chief Executive Officer Compensation. Mr. Hammons' compensation as Chairman of the Board and Chief Executive Officer for the fiscal year ended December 31, 1999 was $250,000. Mr. Hammons compensation will be $300,000 for the fiscal year ending December 29, 2000. This continues to be below comparable compensation for other chief executive officers in the hotel industry.


                          1999 Compensation Committee
                          ---------------------------

                          David F. Sullivan, Director

                          James F. Moore, Director

                          William J. Hart, Director

Comparative Company Performance

     The following table sets forth comparative information regarding the Company's cumulative shareholder return on its Class A Common Stock from December 30, 1994 (the last trading day before the beginning of the Company's fifth preceding fiscal year) to December 31, 1999. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment), if any, plus share price change for a period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on December 30, 1994 and is compared to the cumulative total return on the S&P 500 Index and the Lodging Peer Group. The graph displayed below is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. These graphs in no way reflect the Company's forecast of future financial performance.

                  Comparison of Cumulative Total Return Among
                  -------------------------------------------

      John Q. Hammons Hotels, Inc., S&P 500 Index and Lodging Peer Group
      ------------------------------------------------------------------



                             [GRAPH APPEARS HERE]



Company                December     1995       1996       1997       1998       1999
                       30, 1994
----------------------------------------------------------------------------------------------
John Q. Hammons        100.00        56.07      61.61      64.29      26.34      27.68
----------------------------------------------------------------------------------------------
Peer Group             100.00       136.78     173.44     208.31     152.87     104.14
----------------------------------------------------------------------------------------------
Broad Market           100.00       137.58     169.17     225.61     290.09     351.13
----------------------------------------------------------------------------------------------

     Lodging Peer Group consists of three companies: Felcor Lodging Trust, Inc., Host Marriott and Prime Hospitality.

                   ASSUMES $100 INVESTED ON DECEMBER 30, 1994
                          ASSUMES DIVIDENDS REINVESTED

     This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee for the fiscal year ended December 31, 1999, was comprised of three directors--Messrs. Sullivan, Moore and Hart.

     The Partnership is controlled by Mr. Hammons through his control of the Company, which is the sole general partner of the Partnership. His equity interest in the Partnership (based on his beneficial ownership of 244,300 shares of Class A Common Stock of the Company, all 294,100 shares of Class B Common Stock of the Company and all 16,043,900 limited partnership units of the Partnership (the "LP Units")) is 76.8%. There are significant potential conflicts of interests between Mr. Hammons as a limited partner of the Partnership, and the holders of Class A Common Stock of the Company, which conflicts may be resolved in favor of Mr. Hammons.

     Holders of LP Units have the right to require the redemption of their LP Units. This redemption right will be satisfied, at the sole option of the Company, by the payment of the then cash equivalent thereof or by the issuance of shares of Class A Common Stock on a one-for-one basis. Mr. Hammons beneficially owns all 16,043,900 LP Units. If Mr. Hammons, as a holder of LP Units, requires the Partnership to redeem LP Units, the non-employee directors of the Company would decide, consistent with their fiduciary duties as to the best interests of the Company, whether to redeem the LP Units for cash or for shares of Class A Common Stock. Mr. Hammons would not vote or otherwise participate in the decision of the non-employee directors. Mr. Hammons has informed the Company that he has no current plan to require the Partnership to redeem his LP Units.

     During 1999, the Partnership provided management services to five hotels not owned by the Company (the "Managed Hotels") pursuant to management contracts (the "Management Contracts"). Four of the Managed Hotels are owned by Mr. Hammons and one is owned 50% by Mr. Hammons; 25% by Jacqueline A. Dowdy, the Secretary and a director of the Company; and 25% by Lonnie A. Funk, an employee of the Company. Mr. Funk acquired his interest from Daniel L. Earley in April, 1999. Management fees of approximately 3% of gross revenues were paid to the Company by the Managed Hotels in the aggregate amount of $845,000 in the fiscal year ended December 31, 1999. Each of the Management Contracts is for an initial term of 20 years, which automatically extends for four periods of five years, unless otherwise canceled. In addition to the management fees paid by the Managed Hotels to the Partnership in that year, the Managed Hotels reimbursed the Company for a portion of the salaries paid by the Company to its six regional vice presidents, whose duties include management services related to the Managed Hotels, and for certain marketing and other expenses allocated to the Managed Hotels. Such reimbursed services and expenses aggregated $132,000 in the fiscal year ended December 31, 1999.

     The Partnership has an option granted by Mr. Hammons or persons or entities controlled by him to purchase the Managed Hotels. The options are effective until February 2009. If an option is exercised, the purchase price is based on a percentage of the fair market value of the Managed Hotel as determined by an appraisal firm of national standing. One hotel owned by the Company and two Managed Hotels are located in Springfield, Missouri. These hotels are potentially competing with one another for customers. The Company, however, believes that these hotels do not significantly compete with one another due to their respective locations and attributes.

     Mr. Hammons has a 45% ownership interest in Winegardner & Hammons, Inc. ("WHI"). All of the hotels owned by the Company (the "Owned Hotels") have contracted with WHI to provide accounting and other administrative services. The accounting and administrative charges expensed by the Owned Hotels were approximately $1,440,000 in the fiscal year ended December 31, 1999. The fee may increase if the number of hotels for which accounting and administrative services are performed drops below 35 hotels. The accounting services contract expires in June, 2002.

     The Company leases space in the John Q. Hammons Building for its headquarters from a Missouri general partnership, of which Mr. Hammons is a 50% partner and the remaining 50% is collectively held by other employees, including Jacqueline A. Dowdy, the Secretary and a director of the Company, who is a 9.5% partner. Pursuant to four lease agreements, expiring December 31, 2001, the Company paid monthly rental payments of approximately $19,500 in 1999. The Company made aggregate annual lease payments to the Missouri general partnership of approximately $234,000 in 1999.

     Mr. Hammons also owns trade centers adjacent to three of the Owned Hotels (the "JQH Trade Centers"). The Company leases the convention space in the JQH Trade Center located in Portland, Oregon from Mr. Hammons pursuant to a long-term lease expiring in 2004, requiring annual payments of approximately $300,000. With respect to the other two JQH Trade Centers, the Company makes nominal annual lease payments to Mr. Hammons. The Company has assumed responsibility for all operating expenses of the JQH Trade Centers.

     The Company leases the real estate for the Company's Chateau on the Lake Resort, opened in mid-1997, in Branson, Missouri, from Mr. Hammons. Annual rent was $150,000 in 1999; an amount based on adjusted gross revenues from room sales on the property. The lease term is 50 years, with an option to renew for an additional 10 years. The Company also has an option to purchase the land after March 1, 2118 at a proposed transfer price of the greater of $3,000,000 or the current appraised value.

     The Company also leases the real estate for the Company's Embassy Suites hotel in Little Rock, Arkansas which opened in the fall of 1997, from Mr. Hammons. Annual rent is $120,000 in 1999, and $120,000 per year for the next two years. The lease term is 40 years. The Company has an option to purchase the land at any time during the first 10 years of the lease term, for the greater of $1,900,000 or the current appraised value.

     The Company also leases the real estate for the Company's Renaissance Suites Hotel in Charlotte, NC, which opened in November, 1999 from Tulsa Hills Investments, Inc., an Ohio corporation, of which Mr. Hammons is a 99% owner and Jacqueline A. Dowdy is a 1% owner. The lease term is 99 years. The Company made aggregate annual lease payments of $53,000 in 1999, will pay $120,000 per lease year for the next two years, and will pay $124,800 in years three through seven with cost of living adjustments for each year thereafter.

     Mr. Hammons owns parcels of undeveloped land throughout the United States. Although there are no current plans to do so, the Company may purchase or lease one or more of these parcels in the future in order to develop hotels. Since Mr. Hammons controls the Company, such transactions would not be arms-length transactions but will be subject to restrictions contained in the indentures relating to the Partnership's outstanding mortgage notes due in 2004 and 2005.

     The Company receives no management fee or similar compensation in connection with its management of the Partnership. The Company receives the following remuneration from the Partnership; (i) distributions, if any, in respect of its equity interest in the Partnership; and (ii) reimbursement for all direct and indirect costs and expenses incurred by the Company for or on behalf of the Partnership and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership.

Certain Transactions

     Mr. Hammons and Anvil Capital, an investment and consulting firm owned by a director of the Company, Mr. Lopez-Ona, have formed a limited liability company through which they have invested in securities of one or more companies in industries unrelated to the Company's business.

     Mr. Hart is a non-employee director of the Company, and is a member of the law firm of Husch & Eppenberger, LLC, which performs legal services on a regular basis for the Company and personally for Mr. Hammons. The Company paid such firm approximately $276,000 in legal fees during the fiscal year ended December 31, 1999.

     For a description of other transactions regarding Mr. Hammons, Ms. Dowdy, and Mr. Earley, and the Company, see "Compensation Committee Interlocks and Insider Participation."

     The Company is unaware of any other transactions to which the Company is a party in which any director or executive officer of the Company has or will have a direct or indirect material interest.


                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of March 1, 2000 regarding the beneficial ownership of Class A and Class B Common Stock of the Company by each of the Company's executive officers and directors, and by the Company's executive officers and directors as a group. The number of shares of Class A Common Stock shown in the table gives effect to the conversion of all 294,100 shares of Class B Common Stock into an equal number of shares of Class A Common Stock and also gives effect to the redemption of all 16,043,900 LP Units of the Partnership for shares of Class A Common Stock on a one-for-one basis. Except as indicated in the footnotes, all shares set forth in the table are owned directly, and the indicated person has sole voting and investment power with respect to all shares shown as beneficially owned by such person.

Name and Address of            Shares of Class A    Common Stock         Shares of Class B    Common Stock
Beneficial Owner (a)           Number of Shares      Percentage          Number of Shares      Percentage
--------------------           ----------------      ----------          ----------------      ----------
Executive Officers and Directors:
John Q. Hammons                16,582,300(b)           77.2%                  294,100             100%
Jacqueline A. Dowdy            25,603(c)                  *
Donald H. Dempsey              1,000                      *
Daniel L. Earley               4,580(d)                   *
Lonnie A. Funk                 1,200(e)                   *
William J. Hart                3,080(f)                   *
John E. Lopez-Ona              6,000                      *
James F. Moore                 3,280(g)                   *

Stephen E. Minton                              1,202(h)                      *
David C. Sullivan                              2,580(i)                      *
Debra M. Shantz                                  500(j)                      *
Kenneth J. Weber                                 -- (k)
All executive officers and directors, as a
group (12)                                     16,631,325                  77.38%     294,100      100%
                                               (b)(c)(d)(e)(f)(g)(h)(i)
                                               (j)(k)

     * Less than 1%

(a) The address of each of the executive officers and directors of the Company is 300 John Q. Hammons Parkway, Suite 900, Springfield, Missouri 65806.

(b) Includes 244,300 outstanding shares of Class A Common Stock. Also includes 294,100 shares of Class B Common Stock convertible into Class A Common Stock on a share-for-share basis at any time and which will be automatically converted into Class A Common Stock upon the occurrence of certain events. Prior to conversion of the Class B Common Stock and without giving effect to the redemption of the LP Units, the Class B Common Stock (which has 50 votes per share) represents 73.92% of the combined voting power of both classes of the Company's outstanding Company Stock. Also includes 16,043,900 LP Units of the Partnership redeemable, at the sole option of the Company, by payment of the then cash equivalent of such LP Units or by the issuance of shares of Class A Common Stock on a one-for-one basis. Remaining LP Units are owned for Mr. Hammons' benefit through Hammons, Inc., of which the John Q. Hammons Revocable Living Trust dated December 26, 1986, as amended, is the sole shareholder. Also includes exercisable options to purchase 50,000 shares.

(c) Includes approximately 603 shares allocated to 401(k) Plan account as of the end of 1999, and exercisable options to purchase 6,250 shares.

(d)  Includes exercisable options to purchase 2,500 shares.

(e) Includes exercisable options to purchase 10,000 shares. Mr. Funk holds sole voting and investment power with regard to 100 shares and holds shared voting and investment power with regard to 1,100 shares.

(f)  Includes exercisable options to purchase 2,500 shares.

(g)  Includes exercisable options to purchase 2,500 shares.

(h) Includes approximately 202 shares allocated to 401(k) Plan account as of the end of 1999, and exercisable options to purchase 10,000 options.

(i)  Includes exercisable options to purchase 2,500 shares.

(j)  Includes exercisable options to purchase 17,500 shares.

(k)  Includes exercisable options to purchase 25,000 shares.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information at December 31, 1999 with respect to ownership of Class A Common Stock by each person believed by management to be the beneficial owner of more than 5% of the outstanding Class A Common Stock. The information set forth below is based on beneficial ownership information contained in the most recent Schedule 13D or 13G filed on behalf of such person with the SEC. The percentages shown are based on the outstanding shares of Class A Common Stock after giving effect to the conversion of all 294,100 shares of Class B Common Stock into an equal number of shares of Class A Common Stock and to the redemption of all 16,043,900 LP Units for shares of Class A Common Stock.

                                                                 Percent of Class A
        Name and Address of           Amount and Nature of          Common Stock
         Beneficial Owner             Beneficial Ownership           Outstanding
         ----------------             --------------------           -----------

James M. Clark, Jr.                            556,900 (a)              9.6%
52 Vanderbilt Ave.
New York, NY  10017

First Manhattan Co.                            540,182 (b)              9.6%
437 Madison Avenue
New York, NY  10022

(a) Based on Schedule 13D dated May 2, 1999. According to the Schedule 13D, Mr. Clark has sole voting and dispositive power as to 519,000 shares and shared voting and dispositive power as to 37,900 shares (held in family trusts and a charitable foundation). The filing was also made on behalf of Susanna L. Porter. Ms. Porter has sole voting and dispositive power as to 11,000 shares.

(b) Based on Schedule 13D dated February 9, 2000. According to the Schedule 13D, includes 22,300 shares owned by family members of general partners of First Manhattan Corp. ("FMC"). FMC disclaims dispositive powers as to 7,200 of such shares and beneficial ownership as to 15,100 of such shares. Of the remaining shares, FMC has sole voting and dispositive powers as to 41,500 shares, shared voting powers as to 486,467 shares and shared dispositive powers as to 498,682 shares.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to the Company, the Company believes that all Section 16(a) filing requirements applicable to the Company's directors and officers during the fiscal year ended December 31, 1999, were complied with on a timely basis.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                 (Proposal Two)

     The Board of Directors has appointed the firm of Arthur Andersen LLP to act as independent auditors for the Company for the fiscal year ending December 29, 2000, subject to ratification of such appointment by the Company's shareholders. Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     Arthur Andersen LLP was retained by the Company in 1993 to act as independent auditors for the Company in connection with an audit for the 1990, 1991, 1992 and 1993 fiscal years. The firm was subsequently retained on an annual basis in connection with an audit for each fiscal year since that time.

     The affirmative vote of the majority of the votes cast is required to ratify the appointment of the independent auditors.

     Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Arthur Andersen LLP to audit the books and accounts of the Company for the fiscal year ending December 29, 2000. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

     The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the selection of the Company's independent auditors.

                 DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Any shareholder proposal intended for inclusion in the Company's proxy statement and form of proxy relating to the Company's 2001 annual meeting of shareholders must be received by the Company by December 1, 2000, pursuant to the proxy soliciting regulations of the SEC. In addition, the Company's Bylaws require that notice of shareholder proposals and nominations for director be delivered to the Secretary of the Company not less than 120 days nor more than 180 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 130 days prior to the date of such meetings, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be presented for action by the shareholders at the 2000 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                          JOHN Q. HAMMONS HOTELS, INC.

                       THIS PROXY IS SOLICITED ON BEHALF

                           OF THE BOARD OF DIRECTORS


     The undersigned shareholder of John Q. Hammons Hotels, Inc. hereby appoints Paul Muellner and Debra M. Shantz, or either of them, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held on Tuesday, May 2, 2000 at 9:00 a.m., local time, at the University Plaza Convention Center, 730 E. St. Louis Street, Springfield, Missouri, and at any adjournments or postponements thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

     This proxy will be voted as directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the General Counsel of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.


          (continued and to be signed and dated on reverse side)

     1.   Election of Directors.

     For three-year terms:  Daniel L. Earley, John Q. Hammons, and James F.
     Moore.


          FOR all nominees listed above     WITHHOLD AUTHORITY to vote
          (except as marked to the          for all nominees listed above
          contrary below).

                [_]                                  [_]

     ___________________________________________________________________________

     (Instruction: To withhold authority to vote for any individual nominee, print that nominee's name in the space provided.)


     2. Ratification of appointment of Arthur Andersen LLP as independent auditors.

             FOR       AGAINST       ABSTAIN

             [_]         [_]           [_]

     3. In their discretion, the proxies, or either of them, are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.

     If you receive more than one proxy card, please sign and return ALL cards in the accompanying envelope.

     Date: __________________________________________________

     ________________________________________________________
     Signature of Shareholder or Authorized Representative

Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. Only one signature is required in the case of stock ownership in the name of two or more persons, but all should sign if possible.